FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

•	Q1 Net Income of $92 Million, or $0.28 Per Share, Includes $0.03 Per Share Charge for Resolution of Certain Insurance Matters; Reported EPS Up 17% Over Prior Year;

•	Home Sale Revenues Gained 14% to $1.6 Billion; Closings Increased 7% to 4,225 Homes;

•	Value of Net New Orders Increased 16% to $2.4 Billion; Net New Orders Up 8% to 6,126 Homes;

•	Backlog Value Up 13% to $3.8 Billion; Backlog Increased 6% to 9,323 Homes;

•	Repurchased $100 Million of Stock During the Quarter

ATLANTA - April 25, 2017 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2017. For the quarter, the Company reported net income of $92 million, or $0.28 per share, inclusive of $0.03 per share of expense associated with the resolution of certain insurance matters. Prior year net income was $83 million, or $0.24 per share.

“Reflecting our increased business investment over the past few years and the ongoing execution of our Value Creation strategy, PulteGroup delivered another quarter of significant operating and financial gains that drove a 17% increase in earnings to $0.28 per share,” said Ryan Marshall, President and CEO of PulteGroup. “Consistent with our focus on delivering superior returns over the housing cycle, we continue to realize strong operating margins, improve our asset efficiency and return excess funds to our shareholders.”

“Buyer interest during the spring selling season of 2017 has been high and points to the ongoing strength in recovery for the housing industry,” added Marshall. “Strong buyer demand continues to be supported by an improving economy and resulting employment and wage gains, high consumer confidence, a low inventory of new and existing homes, and the powerful demographic forces of Millennials and Baby Boomers. Given the strength of our land pipeline and our disciplined investment practices, PulteGroup is well positioned to grow its market presence and improve its financial performance within this operating environment.”

Home sale revenues for the first quarter totaled $1.6 billion, an increase of 14% over the prior year. Higher revenues for the quarter were driven by a 7% increase in closings to 4,225 homes, in combination with a 6% increase in average selling price to $375,000.

Home sale gross profits for the quarter totaled $368 million, or 23.2% of home sale revenues, compared with $356 million, or 25.5% of home sale revenues, in the prior year. SG&A expense for the period was $236 million, or 14.9% of home sale revenues, inclusive of $15 million of expenses associated with the resolution of certain insurance matters. SG&A expense for the first quarter of 2016 was $242 million, or 17.4% of home sale revenues.

For the quarter, net new orders increased 8% to 6,126 homes, while the dollar value of net new orders increased 16% over the prior year to $2.4 billion. The Company operated out of 780 communities for the quarter, which is an increase of 10% over last year.

PulteGroup’s backlog at quarter end totaled 9,323 homes valued at $3.8 billion, compared with prior year backlog of 8,755 homes valued at $3.4 billion. The average sales price in backlog of $408,000 is up 6% over the prior year and reflects the ongoing shift in both the mix of homes sold toward more move-up product and toward higher prices within the buyer category.

Higher homebuilder closing volumes helped increase pretax income in the Company's financial services operations to $14 million for the quarter, compared with pretax income of $10 million in the prior year. Mortgage capture rate for the quarter was 80% compared with 81% in the comparable prior year period.

The Company ended the quarter with $424 million of cash. During the quarter, the Company repurchased 4.7 million common shares for $100 million, or an average price of $21.30 per share.

A conference call discussing PulteGroup's first quarter results is scheduled for Tuesday, April 25, 2017, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes "forward-looking statements." These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,” “could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes and John Wieland Homes and Neighborhoods, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com;
www.pulte.com; www.centex.com; www.delwebb.com; www.divosta.com and www.jwhomes.com.

# # #

PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Homebuilding
Home sale revenues	$1,585,421	$1,394,243
Land sale revenues	1,640	2,487
	1,587,061	1,396,730
Financial Services	41,767	35,848
Total revenues	1,628,828	1,432,578

Homebuilding Cost of Revenues:
Home sale cost of revenues	(1,217,678)	(1,038,028)
Land sale cost of revenues	(3,228)	(2,028)
	(1,220,906)	(1,040,056)

Financial Services expenses	(28,367)	(26,119)
Selling, general, and administrative expenses	(236,268)	(242,316)
Other expense, net	(4,022)	(5,874)
Income before income taxes	139,265	118,213
Income tax expense	(47,747)	(34,913)
Net income	$91,518	$83,300

Per share:
Basic earnings	$0.29	$0.24
Diluted earnings	$0.28	$0.24
Cash dividends declared	$0.09	$0.09

Number of shares used in calculation:
Basic	317,756	347,815
Effect of dilutive securities	2,329	2,662
Diluted	320,085	350,477

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2017	December 31, 2016

ASSETS

Cash and equivalents	$397,758	$698,882
Restricted cash	26,105	24,366
Total cash, cash equivalents, and restricted cash	423,863	723,248
House and land inventory	7,028,335	6,770,655
Land held for sale	48,563	31,728
Residential mortgage loans available-for-sale	345,379	539,496
Investments in unconsolidated entities	65,293	51,447
Other assets	829,625	857,426
Intangible assets	151,342	154,792
Deferred tax assets, net	1,028,414	1,049,408
	$9,920,814	$10,178,200

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$367,180	$405,455
Customer deposits	240,745	187,891
Accrued and other liabilities	1,360,418	1,448,994
Income tax liabilities	41,941	34,860
Financial Services debt	140,381	331,621
Senior notes	3,110,004	3,110,016
	5,260,669	5,518,837
Shareholders' equity	4,660,145	4,659,363
	$9,920,814	$10,178,200

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Cash flows from operating activities:
Net income	$91,518	$83,300
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	39,226	50,026
Depreciation and amortization	13,209	13,113
Share-based compensation expense	14,161	9,355
Other, net	4,090	4,447
Increase (decrease) in cash due to:
Inventories	(267,014)	(381,910)
Residential mortgage loans available-for-sale	194,117	151,886
Other assets	21,858	(25,133)
Accounts payable, accrued and other liabilities	(71,362)	31,999
Net cash provided by (used in) operating activities	39,803	(62,917)
Cash flows from investing activities:
Capital expenditures	(9,996)	(9,460)
Investment in unconsolidated subsidiaries	(14,802)	(13,534)
Cash used for business acquisition	—	(430,011)
Other investing activities, net	1,423	1,253
Net cash used in investing activities	(23,375)	(451,752)
Cash flows from financing activities:
Proceeds from debt issuance	—	991,575
Repayments of debt	(1,067)	(702)
Borrowings under revolving credit facility	—	220,000
Repayments under revolving credit facility	—	(220,000)
Financial Services borrowings (repayments)	(191,240)	(149,263)
Stock option exercises	11,118	52
Share repurchases	(105,522)	(52,745)
Dividends paid	(29,102)	(31,568)
Net cash provided by (used in) financing activities	(315,813)	757,349
Net increase (decrease)	(299,385)	242,680
Cash, cash equivalents, and restricted cash at beginning of period	723,248	775,435
Cash, cash equivalents, and restricted cash at end of period	$423,863	$1,018,115

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$12,830	$(23,124)
Income taxes paid (refunded), net	$1,043	$1,212

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
HOMEBUILDING:
Home sale revenues	$1,585,421	$1,394,243
Land sale revenues	1,640	2,487
Total Homebuilding revenues	1,587,061	1,396,730

Home sale cost of revenues	(1,217,678)	(1,038,028)
Land sale cost of revenues	(3,228)	(2,028)
Selling, general, and administrative expenses	(236,268)	(242,316)
Other expense, net	(4,125)	(5,925)
Income before income taxes	$125,762	$108,433

FINANCIAL SERVICES:
Income before income taxes	$13,503	$9,780

CONSOLIDATED:
Income before income taxes	$139,265	$118,213

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Home sale revenues	$1,585,421	$1,394,243

Closings - units
Northeast	232	262
Southeast	836	826
Florida	832	745
Midwest	668	552
Texas	840	775
West	817	785
	4,225	3,945
Average selling price	$375	$353

Net new orders - units
Northeast	411	378
Southeast	1,077	1,052
Florida	1,040	923
Midwest	1,162	994
Texas	1,211	1,121
West	1,225	1,184
	6,126	5,652
Net new orders - dollars	$2,446,141	$2,113,973

Unit backlog
Northeast	566	560
Southeast	1,612	1,689
Florida	1,626	1,452
Midwest	1,801	1,531
Texas	1,783	1,691
West	1,935	1,832
	9,323	8,755
Dollars in backlog	$3,802,231	$3,359,157

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
MORTGAGE ORIGINATIONS:
Origination volume	2,873	2,548
Origination principal	$806,352	$666,647
Capture rate	80.3%	81.1%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Interest in inventory, beginning of period	$186,097	$149,498
Interest capitalized	44,923	35,284
Interest expensed	(27,192)	(26,129)
Interest in inventory, end of period	$203,828	$158,653